Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 981-7392	D’Arcy Rudnay	(215) 981-8582
Leslie A. Arena	(215) 981-8511	Tim Fitzpatrick	(215) 981-8515
Daniel J. Goodwin	(215) 981-7518

COMCAST REPORTS FIRST QUARTER 2006 RESULTS

Record video, voice and high-speed Internet subscriber additions drive double-digit growth in consolidated revenue and operating cash flow

Nearly 1 million revenue generating units added in first quarter

Highest level of quarterly RGU additions in Comcast history

Philadelphia, PA – April 27, 2006…Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2006.

The following table highlights results for the first quarter of 2006 compared to the first quarter of 2005 (dollars in millions, except per share amounts; units in thousands):

	1Q06	% Growth
Comcast Consolidated
Revenue	$5,901	10%
Operating Income (1)	$1,050	21%
Earnings per Share (1)	$0.22	267%
Operating Cash Flow (1)	$2,201	11%

Comcast Cable
Revenue	$5,588	9%
Operating Cash Flow (1)	$2,215	12%
Revenue Generating Unit Additions	965	64%

Brian L. Roberts, Chairman and CEO of Comcast Corporation said, “Our first quarter results set new records across the board. RGU additions accelerated in the first three months to the highest level in the Company’s history. We posted record subscriber additions in digital, high-speed Internet and voice and added more basic subscribers this quarter than any first quarter in the last three years. This terrific performance reflects our success in delivering superior services and in forging broader relationships and stronger connections with our customers.

“The next several years will provide tremendous growth opportunities for Comcast. Comcast Digital Voice is available to more people every day, and by the end of this year we will be marketing our ‘Triple Play’ package of video, voice and data services to the majority of our customers. This will continue to reinforce our competitive advantage and position us to deliver more value to our customers and shareholders.”

(1)	Operating Cash Flow % Growth is adjusted as if stock options had been expensed in 2005 while operating income and earnings per share % Growth are unadjusted. See Table 7-A for reconciliation of “as adjusted” financial data.

Cable Segment Results (2)

Cable revenue increased 9% to $5.6 billion in the first quarter of 2006 reflecting the addition of 965,000 new video, high-speed Internet and phone subscriptions. At the same time we maintained stable to higher average revenue per subscriber, as well as modest growth in our advertising business, as outlined below.

Video

•	Added 340,000 new digital cable subscribers during the quarter – highest level of first quarter additions in Company history
•	Added 47,000 new basic cable subscribers during the quarter – highest level of first quarter additions in three years

Video revenue increased 6% to $3.6 billion in the first quarter of 2006, reflecting a 1.3 million or 14% increase in the number of digital customers from the first quarter of 2005. Comcast Cable ended the quarter with 10.1 million digital cable subscribers, a 47% penetration rate of the Company’s 21.5 million basic cable subscribers.

Growth in video revenue and digital cable subscribers also reflects increasing consumer demand for new digital features including ON DEMAND, digital video recorders (DVR) and HDTV programming. Driven by ON DEMAND movie and event purchases, pay-per-view revenues increased 29% from the first quarter of 2005. Pay-per-view revenue has shown strong growth with the rollout of ON DEMAND, increasing more than 20% on average over the past two years. Further contributing to video revenue growth, 28% of digital customers subscribed to DVR and/or HDTV services as of March 31, 2006 compared to 17% in the prior year.

High-Speed Internet

•	Added 437,000 high-speed Internet subscribers during the quarter – highest level of first quarter additions in Company history

High-Speed Internet revenues increased 22% to $1.1 billion in the first quarter of 2006, reflecting a 1.5 million or 21% increase in subscribers from the prior year and stable average monthly revenue per subscriber of $43.14. Comcast Cable ended the first quarter of 2006 with 9.0 million high-speed Internet subscribers or 22% penetration of available homes.

Phone

•	211,000 Comcast Digital Voice (CDV) customers added during the quarter
•	Added more CDV subscribers in first quarter of 2006 than in all of 2005
•	CDV service now marketed to 19 million homes or 45% of Comcast’s footprint

Phone revenue increased 9% to $191 million reflecting a $37 million increase in CDV revenues as a result of the significant increase in CDV subscribers, offset by a $21 million or 12% decline in circuit-switched phone revenues as Comcast transitions to marketing CDV. Comcast Cable ended the first quarter of 2006 with 416,000 CDV customers. On a net basis, Comcast Cable reported 141,000 net new phone customer additions in the first quarter of 2006 compared to 4,000 in 2005. By the end of 2006, CDV service will be marketed to 32 million homes or approximately 80% of Comcast’s footprint.

Revenue generating units (RGU) represent the sum of basic and digital video subscribers, high-speed Internet and phone subscribers. Comcast added a record level of 965,000 RGUs in the first quarter of 2006, a 64% increase from the same period in 2005. Comcast ended the first quarter of 2006 with 42 million RGUs, an increase of 3 million units from the prior year.

Advertising revenue increased 4% to $309 million in the first quarter of 2006 when compared to 2005, reflecting general weakness in the regional and national advertising marketplace.

(2) Cable results are presented on a pro forma, as adjusted, basis. Pro forma results adjust only for certain acquisitions and dispositions. There were no significant acquisitions or dispositions in the first quarter of 2006. These “as adjusted” results are presented as if stock options had been expensed in 2005. Please refer to Table 7-A for a reconciliation of “as adjusted” financial data.

Operating Cash Flow (as defined in Table 7) grew 12% to $2.2 billion in the first quarter of 2006. Operating Cash Flow margin increased to 39.6% in the first quarter of 2006 from 38.6% in the same period of 2005 reflecting strong revenue growth and our continuing success in controlling the growth of operating costs.

Capital expenditures of $864 million in the first quarter of 2006 remained relatively unchanged when compared to one year ago. In the first quarter of 2006 and consistent with the prior year, 74% of cable capital expenditures were variable and directly associated with new product deployment and strong consumer demand for our products.

Content Segment Results (3)

Comcast’s Content segment consists of our national cable networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, OLN, G4 and AZN Television.

The Content segment reported first quarter 2006 revenue of $239 million, a 12% increase from 2005 reflecting increases in network ratings and advertising revenue. Operating Cash Flow declined 34% to $50 million in the first quarter of 2006, primarily reflecting programming and production expenses related to OLN’s coverage of the National Hockey League (NHL) beginning in the fourth quarter of 2005.

Corporate and Other (3)

Corporate and Other includes Comcast Spectacor, corporate overhead and other operations and eliminations between Comcast’s businesses. In the first quarter of 2006, Comcast reported Corporate and Other revenue of $74 million and an Operating Cash Flow loss of $64 million, as compared to revenue of $44 million and an Operating Cash Flow loss of $55 million in 2005. The increase in revenue reflects the return of National Hockey League games at Comcast Spectacor for the 2006 season.

Consolidated Results

Operating Income increased 21% to $1.1 billion in the first quarter of 2006 due to strong results at Comcast Cable including record- setting subscriber additions, as described above.

Net income increased to $466 million, or $0.22 per share, in the first quarter of 2006, compared to net income of $143 million or $0.06 per share in the first quarter of 2005. In addition to strong operational results at Comcast Cable, the current quarter also reflects investment gains of $64 million, the impact of stock option expense totaling $34 million and a lower income tax rate.

Investment gains were due primarily to increases in the fair market value of our investment portfolio while income tax expense reflects a benefit related to the favorable resolution of certain tax matters. The income tax rate for the first quarter of 2006 excluding this benefit was approximately 44%. The prior-year quarter results include investment losses related to declines in the fair market value of our investment portfolio of $36 million and a $108 million charge to other expense primarily related to a litigation settlement, net of other items.

Net Cash Provided by Operating Activities increased to $1.7 billion in the first quarter of 2006 from $1.3 billion in the same period of 2005 due primarily to stronger operating results and changes in operating assets and liabilities.

Free Cash Flow (described further on Table 4) increased 136% to $775 million in the first quarter of 2006 compared to $328 million in 2005, due primarily to growth in consolidated Operating Cash Flow and changes in working capital. The conversion rate of Operating Cash Flow into Free Cash Flow increased to 35% in the first quarter of 2006 from 16% in the first quarter of last year.

Share Repurchase Program

Comcast repurchased $723 million of its Class A Special Common Stock, or 27 million shares, during the first quarter of 2006. Remaining availability under the Company’s stock repurchase program is $4.6 billion. Comcast expects such repurchases to occur from time to time in the open market or in private transactions, subject to market conditions.

Since the inception of the repurchase program in December 2003, the Company has invested $5.7 billion in its common stock and related securities. These investments include repurchasing $4.3 billion or 154

(3) Adjusted as if stock options had been expensed in 2005.

million shares of its common stock and paying $1.4 billion to redeem several debt issues exchangeable into 47 million shares of Comcast common stock.

2006 Financial Outlook

For 2006, excluding pending transactions with Adelphia, Time Warner and Susquehanna Communications, Comcast affirms the following previously issued guidance:

•	Cable and consolidated revenue growth between 9 – 10%

•	Cable Operating Cash Flow growth between 10 – 11%*

•	Cable capital expenditures to be consistent with 2005 at approximately $165 per basic cable subscriber

•	Total Revenue Generating Unit additions of at least 3.5 million

•	Consolidated Operating Cash Flow growth of between 9 – 10%*, reflecting continuing investment in our Content businesses

•	Conversion of between 25 – 30% of consolidated Operating Cash Flow into Free Cash Flow**

* Includes the impact of expensing stock options in 2005 and 2006. The impact on Operating Cash Flow for 2005 had we expensed stock options would have been an incremental expense of approximately $166 million, including $117 million at Comcast Cable (see Table 7-A).

** Free Cash Flow is defined as “Net Cash Provided by Operating Activities From Continuing Operations” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and increased by any payments related to certain non-operating items, net of estimated tax benefit (such as income taxes on investment sales, and non-recurring payments related to income tax and litigation contingencies of acquired companies). Please see Table 4 for further details.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today April 27, 2006 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on April 27, 2006. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 7310744. A telephone replay will begin immediately following the call until April 28, 2006 at midnight ET. To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 7310744. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties.

In this discussion we sometimes refer to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanation and reconciliation provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

About Comcast:

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is the nation’s leading provider of cable, entertainment and communications products and services. With 21.5 million cable customers, 9.0 million high-speed Internet customers, and 1.5 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content.

The Company’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, OLN, G4, AZN Television, PBS KIDS Sprout, TV One and four regional Comcast SportsNets. The Company also has a majority ownership in Comcast Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

TABLE 1

Condensed Consolidated Statement of Operations (Unaudited)

(amounts in millions, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenues	$5,901	$5,363

Operating expenses	2,196	1,957
Selling, general and administrative expenses	1,504	1,376

	3,700	3,333

Operating Cash Flow	2,201	2,030

Depreciation expense	932	874
Amortization expense	219	290

	1,151	1,164

Operating Income	1,050	866

Other Income (Expense)
Interest expense	(476)	(444)
Investment income (loss), net	64	(36)
Equity in net (losses) income of affiliates	(10)	12
Other income (expense)	12	(108)

	(410)	(576)

Income before Income Taxes and Minority Interest	640	290

Income tax expense	(164)	(140)

Income Before Minority Interest	476	150

Minority interest	(10)	(7)

Net Income	$466	$143

Net Income per common share	$0.22	$0.06

Basic weighted average number of common shares	2,135	2,214

Diluted weighted average number of common shares	2,142	2,222

TABLE 2

Condensed Consolidated Balance Sheet (Unaudited)

(dollars in millions)

	March 31, 2006	December 31, 2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,693	$693
Investments	819	148
Accounts receivable, net	910	1,060
Other current assets	576	693

Total current assets	3,998	2,594

INVESTMENTS	12,018	12,682

PROPERTY AND EQUIPMENT, net	18,709	18,769

FRANCHISE RIGHTS	51,086	51,090

GOODWILL	13,620	14,218

OTHER INTANGIBLE ASSETS, net	2,999	3,160

OTHER NONCURRENT ASSETS, net	552	633

	$102,982	$103,146

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses related to trade creditors	$1,940	$2,033
Accrued expenses and other current liabilities	2,640	2,545
Deferred income taxes	239	2
Current portion of long-term debt	881	1,689

Total current liabilities	5,700	6,269

LONG-TERM DEBT, less current portion	23,249	21,682

DEFERRED INCOME TAXES	26,918	27,370

OTHER NONCURRENT LIABILITIES	6,427	6,949

MINORITY INTEREST	662	657

STOCKHOLDERS’ EQUITY	40,026	40,219

	$102,982	$103,146

TABLE 3

Condensed Consolidated Statement of Cash Flows (Unaudited)

(dollars in millions)

	Three Months Ended March 31,
	2006	2005
OPERATING ACTIVITIES
Net cash provided by operating activities	$1,722	$1,332

FINANCING ACTIVITIES
Proceeds from borrowings	2,242	225
Retirements and repayments of debt	(1,457)	(112)
Repurchases of common stock	(710)	(326)
Issuances of common stock	12	40
Other	(9)	38

Net cash provided by (used in) financing activities	78	(135)

INVESTING ACTIVITIES
Capital expenditures	(878)	(892)
Cash paid for intangible assets	(69)	(112)
Proceeds from sales and restructuring of investments	189	100
Purchases of investments	(48)	(40)
Proceeds from sales (purchases) of short-term investments, net	4	(1)
Other investing activities	2	(68)

Net cash used in investing activities	(800)	(1,013)

INCREASE IN CASH AND CASH EQUIVALENTS	1,000	184

CASH AND CASH EQUIVALENTS, beginning of period	693	452

CASH AND CASH EQUIVALENTS, end of period	$1,693	$636

TABLE 4

Calculation of Free Cash Flow (Unaudited) (1)

(dollars in millions)

	Three Months Ended March 31,
	2006	2005
Net Cash Provided by Operating Activities	$1,722	$1,332
Capital Expenditures	(878)	(892)
Cash paid for Intangible Assets	(69)	(112)

Free Cash Flow	$775	$328

(1) See Non-GAAP and Other Financial Measures in Table 7 for the definition Free Cash Flow.

TABLE 5

Financial Data by Business Segment (Unaudited) (1)

(dollars in millions)

			Corporate and
	Cable	Content (2)	Other	Total
Three Months Ended March 31, 2006
Revenues	$5,588	$239	$74	$5,901
Operating Cash Flow	$2,215	$50	$(64)	$2,201
Operating Income (Loss)	$1,126	$9	$(85)	$1,050
Operating Cash Flow Margin	39.6%	20.8%	NM	37.3%
Capital Expenditures (3)	$864	$8	$6	$878

Three Months Ended March 31, 2005, as adjusted (4)
Revenues	$5,106	$213	$44	$5,363
Operating Cash Flow	$1,970	$76	$(55)	$1,991
Operating Income (Loss)	$866	$31	$(70)	$827
Operating Cash Flow Margin	38.6%	35.7%	NM	37.1%
Capital Expenditures (3)	$883	$4	$5	$892

(1)	See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company’s quarterly report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Content includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, OLN, G4 and AZN Television.

(3)	Our Cable segment’s capital expenditures are comprised of the following categories:

	1Q06	1Q05
New Service Offerings
Customer Premise Equipment (CPE)	$468	$463
Scalable Infrastructure	172	209

	640	672
Recurring Capital Projects
Line Extensions	73	64
Support Capital	91	47

	164	111

Upgrades	60	100

Total	$864	$883

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

(4)	Adjusted as if stock options had been expensed in 2005. See Table 7-A for Reconciliation of ”As Adjusted” Financial Data.

TABLE 6

Pro Forma Data – Cable Segment Components (Unaudited) (1) (2)

(dollars in millions, except per subscriber and per unit data)

	Three Months Ended March 31,
	2006	2005
Revenues:
Video (3)	$3,576	$3,362
High-Speed Internet	1,131	925
Phone	191	175
Advertising	309	296
Other (4)	206	181
Franchise Fees	175	167

Total Revenues	$5,588	$5,106

Operating Cash Flow (5)	$2,215	$1,970
Operating Income (5)	$1,126	$866
Operating Cash Flow Margin (5)	39.6%	38.6%
Capital Expenditures	$864	$883
Annualized Capital Expenditures per Basic Subscriber	$161	$164
Annualized Capital Expenditures per Revenue Generating Unit	$82	$91

	1Q06	1Q05	4Q05
Video
Homes Passed (000’s)	41,800	41,000	41,600
Basic Subscribers (000’s)	21,495	21,532	21,449
Basic Penetration	51.4%	52.6%	51.5%
Quarterly Net Basic Subscriber Additions (000’s)	47	(29)	40

Digital Subscribers (000’s)	10,129	8,856	9,789
Digital Penetration	47.1%	41.1%	45.6%
Quarterly Net Digital Subscriber Additions (000’s)	340	200	342
Digital Set-Top Boxes	15,657	13,365	15,052

Monthly Average Video Revenue per Basic Subscriber	$55.51	$52.02	$53.29
Monthly Average Total Revenue per Basic Subscriber	$86.75	$79.00	$84.16

High-Speed Internet
“Available” Homes (000’s)	41,399	40,483	41,249
Subscribers (000’s)	8,957	7,408	8,520
Penetration	21.6%	18.3%	20.7%
Quarterly Net Subscriber Additions (000’s)	437	414	378
Monthly Average Revenue per Subscriber	$43.14	$42.81	$42.38

Phone
Comcast Digital Voice
“Available” Homes (000’s)	18,883	1,156	16,290
Subscribers (000’s)	416	9	204
Penetration	2.2%	0.8%	1.3%
Quarterly Net Subscriber Additions (000’s)	211	7	134

Circuit Switched Phone
“Available” Homes (000’s)	10,623	10,121	10,245
Subscribers (000’s)	1,047	1,219	1,117
Penetration	9.9%	12.0%	10.9%
Quarterly Net Subscriber Additions (000’s)	(70)	(3)	(55)

Monthly Average Total Phone Revenue per Subscriber	$45.70	$47.69	$45.73

Total Revenue Generating Units (000’s) (6)	42,044	39,024	41,079
Quarterly Net Additions	965	589	839

(1)	See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Pro forma subscriber data also includes 13,000 subscribers acquired in various small acquisitions during 2005. The impact of these acquisitions on our segment operating results was not material.

(3)	Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

(4)	Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5)	Adjusted as if stock options had been expensed in 2005.

(6)	The total of all basic video, digital video, high-speed Internet and net phone subscribers, excluding additional outlets.

TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sales of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Beginning in 2006, we changed our definition of Free Cash Flow, which is a non-GAAP financial measure, to mean “Net Cash Provided by Operating Activities From Continuing Operations” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and increased by any payments related to certain non-operating items, net of estimated tax benefits (such as income taxes on investment sales, and non-recurring payments related to income tax and litigation contingencies of acquired companies). We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our performance with other companies in our industries, although our measure of Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. There were no significant acquisitions or dispositions causing pro forma adjustments to operating results in the first quarter of 2006. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present data, as adjusted, in order to enhance comparability between periods. In connection with the adoption of FAS 123R, we have adjusted 2005 data as if stock options had been expensed.

Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Free Cash Flow in Table 4 and “as adjusted” in Table 7A.

TABLE 7-A

Reconciliation of “As Adjusted” Financial Data

(dollars in millions)

	Three Months Ended
	March 31,
	2005			2006
	Historical				% Growth
	Total	Adjustment (1)	As Adjusted	Total	As Adjusted	% Growth
Revenue	$5,363	—	$5,363	$5,901	10%	10%

Operating Expenses (excluding depreciation and amortization)	3,333	39	3,372	3,700

Operating Cash Flow	$2,030	($39)	$1,991	$2,201	11%	8%

Depreciation and Amortization	$1,164	—	$1,164	$1,151

Operating Income (Loss)	$866	($39)	$827	$1,050	27%	21%

Operating Cash Flow Margin	37.9%	NM	37.1%	37.3%
Earnings per Share	$0.06	($0.01)	$0.05	$0.22	340%	267%

(1) To be consistent with our management reporting, 2005 has been adjusted as if stock options had been expensed as of January 1, 2005. The adjustment by segment is $26 million for Cable, $1 million for Content and $12 million for Corporate and Other.